Exhibit 21.1

Listing of Subsidiaries

The following table highlights the subsidiaries currently held within the consolidated results described in this Form10-QSB:

		State or Jurisdiction
Name of Subsidiary	Percent Owned	of Formation
360 Viansa, LLC	100%	Nevada
Dominion Wines International Ltd.	56%	Australia
KFWBA Acquisition Corporation	100%	Nevada
Kirkland Knightsbridge, LLC	50%	California
Knightsbridge Torrique	100%	Nevada
Springer Mining Corporation	100%	Nevada
SM Merger Sub Corp.	100%	Nevada
Knightsbridge Fine Wines, Inc.	100%	Nevada